Exhibit 10.32

DIRECTOR COMPENSATION FOR SERVICE ON THE BOARDS OF PUGET SOUND ENERGY AND ITS AFFILIATED ENTITIES EFFECTIVE JANUARY 15, 2026
	Quarterly	Annual
Board chair retainer	$25,000	$100,000
Board member retainer	$55,000	$220,000
Additional retainer for Audit Committee chair	$5,000	$20,000
Additional retainer for Audit Committee members	$1,250	$5,000
Additional retainer for Compensation and Leadership Development Committee chair	$5,000	$20,000
Additional retainer for Governance Committee chair	$5,000	$20,000
Additional retainer for Business Planning Committee chair	$5,000	$20,000

1.In addition to the compensation listed in the table above, the company’s nonemployee directors are eligible to participate in Puget Sound Energy’s deferred compensation plan for nonemployee directors. Directors annually may elect to defer all or a part of their fees payable in cash.

2.For each meeting of either the Board or a committee of which a director is a member exceeding six per year, respectively, an additional fee of $1,600 per meeting (for in person meetings) or $800 per meeting (for telephonic meetings) shall be payable. This shall not apply to meetings of the Asset Management Committee.

3.Directors will not be compensated for voluntarily attending other committee meetings.